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Below are excerpts from materials first sent or given by EQT Corporation to potential investors on May 10, 2021.

Summary Historical Consolidated Financial Information of Alta

You should read the summary historical consolidated financial information set forth below in conjunction with the audited consolidated financial statements for Alta as of and for the years ended June 30, 2020 and 2019, and the notes related thereto and the unaudited condensed consolidated financial statements of Alta as of March 31, 2021 and for the nine months ended March 31, 2021 and 2020, and the notes related thereto, which are included in this offering memorandum. We derived the following summary historical statements of consolidated operations data and summary historical cash flow data for the years ended June 30, 2020 and 2019 and the summary historical balance sheet data as of June 30, 2020 and 2019 from Alta’s audited consolidated financial statements, and we derived the following summary historical statements of consolidated operations data and summary historical cash flow data for the nine months ended March 31, 2021 and 2020 and the summary historical balance sheet data as of March 31, 2021 from Alta’s unaudited condensed consolidated financial statements. Alta follows the full cost method of accounting for oil and gas activities and is not subject to income taxes due to its partnership structure.

	Years ended June 30,		Nine months ended March 31,
(In thousands)	2020	2019	2021	2020
			(unaudited)
Consolidated statements of operations
Revenues:
Natural gas revenue	$448,076	$684,406	$446,651	$354,708
Other operating revenue	15,217	9,756	16,052	11,212
Net gain (loss) on commodity risk management activities	103,716	(4,822)	71,572	98,102
Total revenues	567,009	689,340	534,275	464,022
Costs and expenses:
Gathering, transportation and compression	109,670	99,141	104,683	79,230
Direct operating	55,799	53,383	45,643	41,895
Depreciation, depletion and amortization	171,562	158,192	139,453	126,069
Impairment of natural gas properties	139,063	—	631,641	—
General and administrative	8,631	10,791	4,847	6,972
Accretion of asset retirement obligations	1,618	1,433	1,316	1,182
Total costs and expenses	486,343	322,940	927,583	255,348
Other income (expense):
Interest expense, net and other	(35,048)	(52,016)	(22,582)	(27,455)
Net (loss) gain on interest rate derivatives	(12,786)	(7,099)	2,407	(11,135)
Total other expense	(47,834)	(59,115)	(20,175)	(38,590)
Net income (loss)	$32,832	$307,285	$(413,483)	$170,084

Consolidated statements of cash flows
Net cash provided by (used in):
Operating activities	$356,987	$436,151	$343,753	$286,464
Investing activities	(269,627)	(233,196)	(226,105)	(193,790)
Financing activities	(102,477)	(195,273)	(104,512)	(102,593)

	As of June 30,		As of March 31,
(In thousands)	2020	2019	2021
			(unaudited)
Consolidated balance sheets
Total assets	$1,516,723	$1,558,985	$1,011,191
Net property and equipment	1,422,837	1,441,371	854,602
Long-term debt, net	604,155	621,126	520,935
Total members’ equity	742,516	792,184	310,033

Summary Reserve Information for Alta

The following tables present summary information with respect to Alta’s proved natural gas reserves as of December 31, 2020 and June 30, 2020. The reserve estimates attributable to Alta’s properties as of December 31, 2020 presented in the table below were prepared by Alta’s engineers and were audited by NSAI, Alta’s independent reserve engineers. The reserve estimates attributable to Alta’s properties as of June 30, 2020 presented in the table below are based on a reserve report prepared by NSAI. Such reports are contained in this offering memorandum in Annex A. Such reserve reports and all of the reserve estimates below were prepared in accordance with the definitions and regulations of the SEC, and gas prices used in such reserve report are based on SEC pricing (i.e., the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the periods presented).

	As of December 31, 2020	As of June 30, 2020
	(Bcf)	(Bcf)
Proved developed reserves	1,945	1,944
Proved undeveloped reserves	2,186	1,877
Total proved reserves	4,131	3,821

The following table summarizes information with respect to Alta’s estimated future net cash flows from proved reserves.

As of December 31, 2020
(In millions)
Standardized measure (SEC pricing)(1)	$790
Strip pricing(2)(3)	$2,346

(1)	Average realized product prices weighted by production over the remaining lives of the properties: $1.27 per Mcf of gas using SEC pricing as of December 31, 2020.

(2)	Reflects five-year strip pricing as of December 31, 2020 and held constant thereafter using the NYMEX five-year strip for gas, adjusted for regional differentials consistent with those used in the calculation of the standardized measure, and with all other assumptions held constant.

(3)	The average realized product prices weighted by production over the remaining lives of the properties: $1.961 per Mcf of gas.

The information provided in the table above relating to estimated future net cash flows from proved reserves using NYMEX strip pricing is intended to illustrate reserve sensitivities to market expectations of commodity prices and should not be confused with “SEC pricing” proved reserves and do not comply with SEC pricing assumptions. We believe that this information provides investors with additional useful information about Alta’s reserves because the forward prices are based on the market’s forward-looking expectations of oil and gas prices as of a certain date. The price at which production can be sold in the future is the major determinant of the likely economic producibility of reserves. We hedge substantial amounts of future production based upon futures prices. In addition, we use such forward-looking market-based data in developing our drilling plans, assessing our capital expenditure needs and projecting future cash flows.

While NYMEX strip prices represent a consensus estimate of future pricing, such prices are only an estimate and not necessarily an accurate projection of future oil and gas prices. Actual future prices may vary significantly from the NYMEX prices; therefore, actual revenue and value generated may be more or less than the amounts disclosed. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC pricing, when considering our reserves.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and the year ended December 31, 2020 are presented as if the Alta Acquisition and this offering and the application of the proceeds therefrom (the “pro forma events”) had occurred on January 1, 2020 while the summary unaudited pro forma condensed combined balance sheet data give effect to the pro forma events as if they had occurred on March 31, 2021.

The following summary unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated position of the Company would have been had the pro forma events occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Future results may vary significantly from the results reflected because of various factors, including those discussed in the “Risk Factors” section in this offering memorandum. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” section included in this offering memorandum.

(In thousands)	Year ended December 31, 2020	Three months ended March 31, 2021
Unaudited pro forma condensed combined statements of operations data
Sale of natural gas, NGLs and oil	$3,092,762	$1,344,747
Net (loss) income attributable to EQT Corporation	(908,022)	33,017

(In thousands)	As of March 31, 2021
Unaudited pro forma condensed combined balance sheet data
Total assets	$21,036,071
Net property, plant and equipment	18,770,588
Total debt	5,790,448
Total equity	11,032,499

Summary Pro Forma Reserve Information

The following tables present the estimated pro forma combined net proved developed and undeveloped, natural gas, NGLs and oil reserves as of December 31, 2020, which are derived from the separate reserve reports for the Company and Alta, both of which were prepared in accordance with the definitions and regulations of the SEC, using SEC pricing (i.e., the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the periods presented). The pro forma reserve information set forth below gives effect to the Alta Acquisition as if the transaction had occurred on January 1, 2020.

As of December 31, 2020
(Bcfe)
Proved developed reserves	15,586
Proved undeveloped reserves	8,347
Total proved reserves	23,933

The following table presents the estimated pro forma combined future net cash flows from natural gas, NGLs and crude oil reserves (the “pro forma combined standardized measure”), which has been derived from the separate reserve reports for the Company and Alta, adjusted to incorporate future estimated tax expense on Alta’s reserves to conform Alta’s historical information, which is derived based on a non-taxable corporate structure, with EQT’s taxable corporate structure.

As of December 31, 2020
(In millions)
Standardized measure (SEC pricing)(1)	$4,152
Strip pricing(2)(3)	$10,956

(1)	Average realized product prices weighted by production over the remaining lives of the properties: $20.94 per barrel of oil, $11.97 per barrel of NGL and $1.361 per Mcf of gas using SEC pricing as of December 31, 2020.

(2)	Reflects five-year strip pricing as of December 31, 2020 and held constant thereafter using (a) the NYMEX five-year strip for gas and (b) the NYMEX WTI five-year strip for oil, in each case, adjusted for regional differentials consistent with those used in the calculation of the standardized measure, and with all other assumptions held constant.

(3)	The average realized product prices weighted by production over the remaining lives of the properties: $27.18 per barrel of oil, $13.55 per barrel of NGL and $2.054 per Mcf of gas.

The information provided in the table above relating to estimated future net cash flows from proved reserves using NYMEX strip pricing is intended to illustrate reserve sensitivities to market expectations of commodity prices and should not be confused with “SEC pricing” proved reserves and do not comply with SEC pricing assumptions. We believe that this information provides investors with additional useful information about our reserves because the forward prices are based on the market’s forward-looking expectations of oil and gas prices as of a certain date. The price at which we can sell our production in the future is the major determinant of the likely economic producibility of our reserves. We hedge substantial amounts of future production based upon futures prices. In addition, we use such forward-looking market-based data in developing our drilling plans, assessing our capital expenditure needs and projecting future cash flows.

While NYMEX strip prices represent a consensus estimate of future pricing, such prices are only an estimate and not necessarily an accurate projection of future oil and gas prices. Actual future prices may vary significantly from the NYMEX prices; therefore, actual revenue and value generated may be more or less than the amounts disclosed. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC pricing, when considering our reserves.

The above pro forma information has been prepared for informational purposes only and does not purport to represent what the actual results would have been had the Alta Acquisition occurred on January 1, 2020, nor are they necessarily indicative of future results. Future results may vary significantly from the information presented above because of various factors, including those discussed in the “Risk Factors” section in this offering memorandum.

5/10/2011 21 May 10, 2021

EQT Corporation (NYSE: EQT) EQT Plaza 625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222 Andrew Breese – Director, Investor Relations – 412.395.2555 The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. This presentation contains certain terms that are prohibited from being included in filings with the SEC pursuant to the SEC’s rules. The SEC views such estimates as inherently unreliable and these estimates may be misleading to investors unless the investor is an expert in the natural gas industry. Additionally, the SEC strictly prohibits us from aggregating proved, probable and possible (3P) reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. This presentation contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this presentation specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and location of well counts, wells to be drilled, completed or turned-in-line, average net lateral lengths, the number and type of drilling rigs, the number and type of frac crews, and the availability of capital to complete these plans and programs); the projected scope and timing of the Company’s combo-development projects; estimated reserves and inventory duration; projected production and sales volumes and growth rates (including liquids production and sales volumes and growth rates); natural gas prices, changes in basis and the impact of commodity prices on the Company's business; projected breakeven prices; the Company's ability to reduce its drilling and completions costs, other costs and expenses, and capital expenditures, and the timing of achieving any such reductions; the Company's ability to successfully implement and execute its operational, organizational, technological and ESG initiatives (including emissions targets), and achieve the anticipated results of such initiatives; infrastructure projects; the projected reduction of the Company’s gathering and compression rates resulting from the Company’s consolidated gathering agreement with Equitrans Midstream Corporation (Equitrans Midstream), and the anticipated cost savings and other strategic benefits associated with the execution of such agreement; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, and the Company's planned use of the proceeds from any such monetization transactions; potential acquisitions or other strategic transactions, including the Alta Acquisition, the timing thereof and the Company’s ability to achieve the intended operational, financial and strategic benefits from any such transactions; the timing and structure of any additional dispositions of the Company's retained equity interest in Equitrans Midstream, and the planned use of the proceeds from any such dispositions; the amount and timing of any repayments, redemptions or repurchases of the Company’s common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions; whether the Company will reinstitute paying a dividend on its stock, and the timing of such dividends, if at all; projected cash flows, adjusted operating cash flow, free cash flow and free cash flow yield; projected capital expenditures; projected adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile; the Company's hedging strategy; and the effects of litigation, government regulation and tax position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control and which include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company's midstream services from Equitrans Midstream; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; disruptions to the Company's business due to acquisitions and other strategic transactions; and uncertainties related to the severity, magnitude and duration of the COVID-19 pandemic. These and other risks and uncertainties are described under Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC, as updated by any subsequent Form 10-Qs, and those set forth in other documents the Company files from time to time with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. This presentation also refers to adjusted EBITDA, free cash flow, and net debt calculations and ratios. These non-GAAP financial measures are not alternatives to GAAP measures and should not be considered in isolation or as an alternative for analysis of the Company’s results as reported under GAAP. For additional disclosures regarding these non-GAAP measures, including definitions of these terms and reconciliations to the most directly comparable GAAP measures, please refer to the appendix of this presentation. 2

Important Additional Information will be Filed with the SEC This presentation is being made in respect of the proposed transaction involving EQT Corporation (EQT) and Alta Resources Development, LLC (Alta) and their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the SEC) a proxy statement (the proxy statement). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com. Participants in the Solicitation EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC. 3

Toby was named President and Chief Executive Officer in July 2019, when he also was elected to EQT’s Board of Directors Since May 2018, Toby has served as a Partner at Rice Investment Group, a multi-strategy fund investing in all verticals of the oil and gas sector From October 2013 until its acquisition by EQT in November 2017, Toby was President, Chief Operating Officer and a member of the Board of Directors of Rice Energy Previously, he served in a number of positions with Rice Energy, its affiliates and predecessor entities – beginning in February 2007 – including President and Chief Executive Officer of a predecessor entity from February 2008 through September 2013 Dave was appointed Chief Financial Officer in January 2020 Prior to joining EQT, Dave served as Executive Vice President and CFO at CONSOL Energy, a position he held since 2013 Dave served as a director and CFO of CNX Midstream Partners from September 2014 until January 2018 Dave also served as Vice President of Finance of CONSOL Energy from 2011 until he was named CFO in 2013 David Khani Chief Financial Officer Prior to 2011, Dave spent nearly 20 years covering energy and natural resource companies for several investment banks, including 13 years at FBR Capital Markets where he led the energy team and research department 4

5 Overview of Alta Resources Acquisition 5

Based on $1.925 billion equity consideration divided by 30-day VWAP as of 5/5/2021 market close. Anticipated closing adjustment is between $200-225 MM, which would result in share reduction of ~11 million shares.6

Strategic Consolidation of Core, High Margin NE Marcellus Assets

Acquisition accelerates all of EQT's financial and strategic objectives

Key Highlights

- **Acquired assets at attractive free cash flow yield**
- **Accelerates deleveraging & timeline to return capital to shareholders**
- **Projected increase in annual free cash flow**
- **Decreases annual pro forma free cash flow breakeven[(1)]**

Conservative Underwriting Provides Upside

- **Operations:**
  - Risked PDP volumes, infill type curves and inventory
  - No value attributed to Upper Marcellus formation
  - Value ascribed to only ~30% of total potential lateral footage – all child wells removed
  - Anticipate well cost synergies
  - Optimization through integrated business model
  - Portfolio and development optimization
- **Financial:**
  - Accelerates return to investment grade with significant interest savings
  - Improved cost of capital
  - Better access to capital
  - Commercial and marketing optimization
- **ESG:**
  - Integrates well into ESG platform
  - Continued focus on acquiring low-emissions intensive natural gas assets

Pro Forma Acreage Position

Best of SW Marcellus + Best of NE Marcellus


Net Marcellus Acres:
SW MRC: >1,300,000
NE MRC: >300,000
Total Net Acres: >1,600,000
EQT
Alta

1. *Defined as the Henry Hub price needed to generate positive free cash flow under a maintenance production plan.*

7

1.Defined as the Henry Hub price needed to generate positive free cash flow under a maintenance production plan.8

Assets complement EQT’s leading SWPA position and already deep combo-development inventory AVERAGE WELL PERFORMANCE BY PLAY(1) – PREMIER GAS PLAYS Chesapeake (Alta non-op) operates the best geology in NEPA with significant remaining Lower Marcellus inventory economics competitive with, and even superior to, Chesapeake operated acreage 3.0 Bcfe/1000’ 1.0 0.0 2.7 2.2 1.9 NEPA MarcellusSWPA MarcellusHaynesville NON-OP INTERESTS ACROSS THE MOST PRODUCTIVE ROCK(1,2)OPERATED ASSETS DELIVER SUPERIOR ECONOMICS Cum Production - Bcfe/1000’ 1.2 1.0 100% 75% Non-opNon-op 0.8 0.6 BTAX IRR 0.4 0.2 0.0 COG CHK (Alta Non-Op) COG - By Well CHK Non-Op - By Well 061218243036 Months on Production 25% – Alta Operated - Tier 1 CHK Operated Core Alta Operated Tier 2 CHK Operated Tier 1 Source: Enverus9 Represents wells turned-in-line during 2018 and onward.

Core Upstream Assets

Position provides direct exposure to the best remaining inventory in core NEPA Lower Marcellus

Operated Position

- ~222,000 net acres, 0.5 Bcfe/d, 96% HBP
- 381 operated wells, 93 operated pads, 6 current DUCs
- Low 14% average royalty burden; as low as 11% in the most prolific areas
- 80% of future operations set up for combo-development
- Owned and operated gathering system significantly reduces costs
- High margin operated production provides drilling economics competitive with, and even superior to, Chesapeake operated acreage
- Expect cost savings via SWPA learnings and scale

Non-operated Position

- ~78,000 net acres, 0.5 Bcfe/d, 99% HBP
- ~85% operated by Chesapeake across core of the core
- Collaborative governance structure with operating partners

ACQUIRED ACREAGE[1]



CHK Operated Tier 1
Alta Operated Tier 2
Core NE PA Dry Gas
CHK Operated Core
Alta Operated Tier 1
Allegany
Steuben
Chemung
Tioga
Broome
Chenango
Bradford
Susquehanna
Potter
Clinton
Lycoming
Sullivan
Wyoming
Lackawanna
Luzerne
Columbia
Centre
Union
Snyder
Northumberland
Schuylkill
Carbon
Mifflin
Alta Leasehold

1. Source: RSEG

10

Integrated Midstream Assets

Built-out, integrated business model expands the commercial core and increases operational efficiencies

- **Owned and operated midstream and water systems provide increased operational efficiencies and flexibility**
- **Drives a material reduction in cost structure and durable free cash flow**
- **Midstream ownership diversifies exposure and increases operational control**
- **Integrated business model expands the commercial core to deliver superior development economics**

MIDSTREAM ASSET MAP



N
Potter
Tioga
Bradford
Clinton
TETCO
Columbia
Sullivan
Transco
Centre
50% Alta Ownership
50% Alta Ownership
100% Alta Ownership
Interstate Pipeline
NFG Pipeline
Alta Pipeline
Alta Leasehold
Alta Minerals

KEY ASSET STATISTICS

- ~300 miles of gas gathering lines
- ~630 mmcf/d of current throughput
- ~100 miles of water pipelines
  - 14 freshwater impoundments
  - 255 MM gallons of storage capacity

11

Attractive firm transportation portfolio diversifies EQT’s sales markets ‘In the money’ contracts enhance margins and access winter price premiums Current PV10 mark to market > $235 MM(1) Operated production accesses markets from Transco Z6 (New York) to Transco Z4 (Gulf Coast) Non-operated production accesses markets from Eastern Canada (Niagara) to Ohio (Dom South) No firm transportation shortfalls Midwest Gulf FIRM TRANSPORTATION Local Southeast East 1.4/23/21 pricing.12

19,802 4,13123,933 2,186 1,945 1P Reserves (Bcfe) 6,161 13,641 15,586 EQTAltaPro Forma PD ReservesPUD Reserves 13

Applying EQT’s Operational Successes in Northeast Marcellus Core EQT is poised for successful execution EXECUTION PLANEXECUTION CONFIDENCE Execute maintenance mode of ~1 Bcf/d ~225,000 net horizontal feet per year (op + non-op) 1 rig program on operated assets easily integrates into EQT’s master operations schedule Leasehold largely held by production, increasing schedule flexibility Integrated midstream assets allow for full schedule integration and optimized planning for large-scale combo-development Assets primed for combo-development execution and application of drilling and completion best practices Established integration procedures streamline assets in our digital work environment Collaboratively work alongside Non-Op partners Incorporate into ESG platform and responsibly sourced gas certification program Operations leadership has experience in Northeast Marcellus core footprint Operational best practices and lessons learned in SWPA are directly applicable to NEPA due to geologic similarity Wellbore construction highly analogous to SWPA Production equipment similarities allow for inventory optimization Completions practices well-suited to take advantage of existing freshwater network Ability to leverage existing in-basin service providers EQT’s scale enables lower unit costs through high volume and long-lived contracts with service providers Digital work environment designed to scale and capture industry-best practices across entire asset base Regulatory requirements similar to existing footprint 14

Applying Proven Integration Processes

Integration Timeline

Deal Signing Date
May 5, 2021

Deal Announced
May 6, 2021

Target Deal Close
Expected Q3 2021
EQT Assumes Full Operations

Full Ops. Integration
90-120 days after close

System Integration:
- Upstream Operations
- Midstream Operations
- Information Technology
- Operational Technology
- Regulatory Compliance

Full Admin. Integration
6-9 months after close

System Integration:
- Accounting
- Finance and Risk Mgmt.
- Land Operations
- Marketing and Trading

Our Integration Leadership Team has proven their ability to rapidly integrate assets and realize the full potential of the deal (Rice Energy –> Vantage Energy; EQT –> Chevron).

More than **800** detailed Integration Tasks have been compiled into an integration playbook from our successful integrations. EQT leveraged the playbook to create a comprehensive and transparent roadmap for this integration, including searching for best practices to merge the best of both companies.

Leveraging our integration playbook, we have created a portfolio of Requests for Information (RFIs) that will be used during due diligence to conduct assessments and allow for a smooth integration to achieve the defined timeline.

Our operating model allows us to integrate assets with minimal additions to headcount and plug in newly acquired top talent to begin adding value day 1.

15

16 Conservative Underwriting | Significant Value Upside Attractive Valuation for Core Assets | Attractive Entry Point Optimized Financing Structure | Accelerates Deleveraging Robust Free Cash Flow and Highly Accretive | Accelerates Shareholder Returns Midstream Ownership Drives Superior Economics | Accretive Inventory Enhanced Investment Recovery | Expedited Payback Period 16

17 Company Overview 17

Dominant Position in the Core of the Appalachian Basin

Reduced 2021 capital program by 7%


UTICA
MARCELLUS
Colors represent 24-month cumulative production (Mcfe/ft.)
LOW --------- HIGH
EQT Footprint



Note: Heat map generated using IHS public data for all operators.
Data set includes >4,000 wells in the Marcellus and >1,000 wells in the Utica.

EQT CORPORATE OVERVIEW

ASSET PROFILE		
Total Net Marcellus Acres[1]	1,300,000	**Acres**
Core Net Marcellus Acres[1]	710,000	**Acres**
Core Net Undeveloped Marcellus Locations[1,2]	1,660	**Locations**
1Q21 Sales Volumes	4.6	**Bcfe/d**
2020 Sales Volumes	1,498	**Bcfe**

Core Marcellus locations: set for 80% combo-development, avoiding parent-child issues and providing high confidence in well performance

CORPORATE PROFILE		
Market Capitalization[3]	5.2	**$ B**
Net Debt[3,4,5]	4.8	**$ B**
Enterprise Value[3]	10.0	**$ B**
Leverage (Net Debt[3]/LQA Adj. EBITDA)[4,5,6]	2.15x	
Availability Under Revolver[3]	1.4	**$ B**

1. *As of 12/31/20.*
2. *Assumes lateral length of 12,000 feet and inter-well spacing of 1,000 feet.*
3. *As of 3/31/21.*
4. *Non-GAAP measure. See appendix for definition.*
5. *Equity settlement of the Company's convertible senior notes could reduce long-term debt by ~$365 MM as of 3/31/21.*
6. *Represents Adjusted EBITDA for EQT for the three months ended March 31, 2021 multiplied by four. This number is not a projection and does not include the Alta Acquisition or any adjustments for or relating to anticipated changes in the combined company's results or potential changes in commodity prices following March 31, 2021.*

18

19 Uniquely positioned to sustainably deliver shareholder value 19 Non-GAAP measure. See appendix for definition.

First Quarter 2021: Sales volumes of 415 Bcfe, in-line with guidance Received an average realized price of $2.61/Mcfe Total per unit operating costs of $1.31/Mcfe, $0.04 below midpoint of annual guidance Net cash provided by operating activities of $400 MM; free cash flow(1) of $259 MM Capital expenditures of $238 MM, $42 MM below the low-end of guidance range Well costs of $635 per foot in the PA Marcellus, $40 per foot below full-year 2021 well costs target Announced project to certify approximately 4.0 Bcf/d of gas producing from over 200 pads Reduced 2021 capital expenditure guidance by $75 MM; increased 2021 FCF guidance Successfully executed one-year extension of $2.5 B unsecured revolving credit facility in April 2021 20 1.Non-GAAP measure. See appendix for definition.

PA MARCELLUS WELL COSTS(1) $/ft. $850 $800 $745 $680$660$695 $635 Legacy (FY 2019E) 3Q194Q191Q202Q203Q204Q201Q21 Materially reducing well costs over time Includes pad construction and production facilities.21

Doing our part to lower GHG emissions while delivering sustainable and reliable energy Why Low Emissions Matter Access to Capital Capital providers pushing for net zero emissions targets Premium valuation in marketplace Access to Customers & End Markets End users beginning to value low emissions natural gas Entered into projects with Project Canary and Equitable Origin/MiQ to certify a substantial portion of our produced gas Global demand searching for low emitters Policy Matters Additional opportunities to partner with local communities and governmental entities Source: Rystad Energy22 On select companies and countries

Significant FCF generation strengthens the balance sheet $B 3/31/21 12/31/20 Cash & Cash Equivalents $0.0 $0.0 Current Portion of Debt $0.0 $0.1 Note Payable to EQM Midstream Partners $0.1 $0.1 $2.5 B Senior Unsecured Revolver $0.3 $0.3 LT Debt (Bonds)(1) $4.4 $4.4 Total Debt $4.8 $4.9 Net Debt(2) $4.8 $4.9 Equity settlement of the convertible senior notes could reduce long-term debt by ~$365 MM Impact of recent credit rating upgrades: *2025 senior notes: steps down 0.500% to 7.125% after Moody’s and Fitch upgrades, effective Aug 1st *2030 senior notes: steps down 0.500% to 8.000% after Moody’s and Fitch Credit Ratings as of May 6, 2021 Rating Agency Senior Notes Outlook Moody’s Ba2 Under Review S&P BB CreditWatch Positive Fitch BB+ Stable Our goal is to decrease long-term debt and to retire all maturities through 2022 with free cash flow Free cash flow will continue to accrue towards debt reduction until leverage target of < 2.0x is met 23 Non-GAAP financial measure. See appendix for definition. At principal value and interest rates, as of 3/31/21.

Actively Managing Liquidity

Ample liquidity to cover midstream letters of credit ("LC")

- **Liquidity is $1.4 B[1]**
- **$2.5 B unsecured revolver:**
  - **April 23, 2021: Entered into a one-year extension agreement**
    - **Commercial terms remain relatively unchanged**
    - **Demonstrates banks' comfort in financial positioning**
  - Not subject to semi-annual borrowing base redeterminations
  - ~$0.8 B of letters of credit posted[1]
    - April 2021: Reduced by $50 MM of additional surety bonds
  - ~$0.3 B drawn[1]
- **Recent S&P and Moody's credit rating upgrades set the stage for improved liquidity**

LIQUIDITY[1]



$2.5
$0.8
$0.3
$1.4
Revolver Availability
LC's Posted
3/31/31 Revolver Balance
Liquidity

1. As of 3/31/21.

24

Executing maintenance program Strategy unchanged pro forma for the acquisition of Alta Deliver an attractive free cash flow yield Alta significantly increases future free cash flows Combo-development on majority of new 2021 wells Provides high confidence in well performance and capital efficiency Continued improvement in development capital efficiency Total CAPEX of $1.025 - $1.125 B; reserve development capex of $770 - $830MM Committed to achieving and maintaining Investment Grade metrics Leverage target <2.0x net debt / adjusted EBITDA(1) met with Alta acquisition Continued evolution of ESG program Emissions targets to be established during 2021 25 Non-GAAP measure. See appendix for definition.

26 Appendix 26

Future Focused Calendar Year 2019 ESG Highlights Environmental Stewardship EQT’s methane intensity is ~78% lower than the 2025 target set by the ONE Future Coalition for the production sector ~81% of EQT’s produced water was recycled in 2019 Safety Zero Tier 1 Process Safety events ~49% decrease in contractor recordable work-related injury rate, compared to 2018 Implemented a new training program related to water hauler truck safety and rollover prevention – more than 500 contractors and 300 EQT field employees completed the training Community Investment EQT and EQT Foundation collectively, along with other corporate funds, contributed over $29 million to local communities The EQT Foundation awarded more than $5.1 million in grants, scholarships, and other charitable contributions to non-profit organizations and programs in our areas of operations ~$1.0 million to local and community sponsorship programs ~$22.9 million to improve roads and associated infrastructure in EQT’s areas of operations Economic Impact EQT’s 2019 activities generated nearly $375 million in state and local tax revenues, supporting state and local governments >$600 MM in royalty payments in 2019 EQT supported ~21,000 ancillary jobs across its operations Through direct, indirect, and induced activities, EQT produced ~$2.9 billion of Gross Domestic Product (GDP) 27

Marcellus' Leading Emissions Intensity Translates to Lower "Cost of Carbon"

As the largest producer of natural gas, EQT is playing a leading role

Appalachian natural gas is the clear **low-cost, low-emitting** energy source



"Cost of Carbon"
2019 PRODUCTION(1) (BOE/D)
Top production basins
Marcellus
Delaware
Midland
Eagle Ford
Haynesville
Bakken-US
Utica
SCOOP|STACK
DJ
Barnett
-
2,000,000
4,000,000
EMISSIONS(1) (KG CO2e/BOE)
Bakken-US
Barnett
Delaware
DJ
Midland
SCOOP|STACK
Eagle Ford
Haynesville
Utica
Marcellus
0
5
10
15
20
25
30
35
Combustion Equipment
Completions and Workovers
Compressors
Equipment Leaks
Flaring and Venting
Other
Pneumatic Equipment
Storage Tanks
COST PER MCFE(2)
Bakken-US
Barnett
Delaware
DJ
Midland
SCOOP|STACK
Eagle Ford
Haynesville
Utica
Marcellus
$-
$0.05
$0.10
$0.15
$0.20

1. *Source: Enverus*
2. *Assumes $30 per ton CO2e and a 6:1 mcfe to boe conversion factor.*

28

Hedge Position as of April 30, 2021 Protecting the balance sheet Philosophy: Risk mitigation tool to de-risk cash flow and manage leverage Large scale combo-development strategy allows us to plan several years into the future Provides certainty on development costs which leads to confidence in locking in commodity prices EQT has also entered into transactions to hedge basis, including approximately 60% of its 2021 Appalachian basin exposure(1). 2021(1)202220232024 Swaps: Volume (MMDth) 863 618 115 2 Average Price ($/Dth) $2.73 $2.67 $2.51 $2.67 Calls – Net Short: Volume (MMDth) 269 284 77 15 Average Short Strike Price ($/Dth) $2.92 $2.89 $2.89 $3.11 Puts – Net Long: Volume (MMDth) 158 135 69 15 Average Long Strike Price ($/Dth) Fixed Price Sales(2): $2.59 $2.35 $2.40 $2.45 Volume (MMDth) 54 4 3 — Average Price ($/Dth) $2.49 $2.38 $2.38 $— The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

Year-over-year Reserve Report Changes Proved Reserves by Play (Bcfe)(1) Year Ended December 31, 2020 2019 Proved developed reserves Marcellus 11,943 10,513 Upper Devonian 839 880 Ohio Utica 757 947 Other 102 104 Total 13,641 12,444 Proved undeveloped reserves Marcellus 6,061 4,584 Ohio Utica 100 441 Total 6,161 5,025 Total Proved Reserves 19,802 17,469 Driven by efficiencies realized from the execution of EQT’s combo-development strategy and reserve additions associated from the CVX acquisition Underwent a reliable technology study of reserves to provide reasonable certainty of future performance and economics of EQT’s wells Year-end 2020 reserves are based on a $1.985 per MMBtu natural gas price (NYMEX), which is $0.59 lower than the price used to estimate 2019 reserves. Prices are determined in accordance with the SEC requirement to use the unweighted 30 arithmetic average of the first-day-of-the-month price for the preceding twelve months without giving effect to derivative transactions.

Adjusted EBITDA is defined as net loss, excluding interest expense, income tax (benefit) expense, depreciation and depletion, amortization of intangible assets, (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP. 31

The table below reconciles adjusted EBITDA with net loss, the most comparable financial measure as calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Other operating expenses includes transaction costs, reorganization costs, litigation expense and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business. 32

Free cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities, less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Free cash flow is a non-GAAP supplemental financial measures used by the Company’s management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP. The table below reconciles free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. 33

Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP. The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. December 31, March 31, 20212020 (Thousands) Note payable to EQM Midstream Partners, LP98,48799,838 Total debt4,806,0484,925,466 Less: Cash and cash equivalents40,67018,210 Net debt$4,765,378 $4,907,256 Senior notes included the convertible senior notes which, at issuance, were recorded in the consolidated financial statements at fair value. The debt discount, which is the excess of the principal amount of $500 million over its fair value at issuance, will be amortized to interest expense over the term of the convertible senior notes, which is approximately 6 years. As of March 31, 2021, the carrying amount of the convertible senior notes was approximately $365 million. See the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 for further discussion. 34

Important Additional Information will be Filed with the SEC

This communication refers to the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources Development, LLC (“Alta”), and/or one or more of their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT's website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT's shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT's directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.